Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No.1 to the Registration Statement on Form S-1 of Magnolia Lane Income Fund of our report dated July 29, 2015, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-1 of this Registration Statement. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York

August 20, 2015